EXHIBIT 10.1

STOCK PURCHASE AGREEMENT
by and between
TDG OPERATIONS, LLC,
a Georgia limited liability company
and
JAMES HORWICH,
in his capacity as
Trustee under the Horwich Trust of 1973, dated July 13, 1973, and in his capacity as
an individual residing in the State of California

Dated as of March 19, 2014

1

TABLE OF CONTENTS

1.    DESCRIPTION OF TRANSACTION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1

1.1	Sale of Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1

1.2	Purchase Price; Payment of Purchase Price . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1

1.3	Closing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
2.    REPRESENTATIONS AND WARRANTIES OF THE SELLER . . . . . . . . . . . . . . . . . . .     3

2.1	Seller-Specific Representations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4

2.2	Due Organization; Subsidiaries; Etc . . .. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4

2.3	Constituent Documents; Records . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5

2.4	Capitalization, Etc . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5

2.5	Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5

2.6	Real Property . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .. . . . . . . . 6

2.7	Personal Property and Intangible Property . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7

2.8	Intellectual Property . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7

2.9	Contracts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8

2.10	Legal Proceedings; Orders . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 10

2.11	Compliance with Legal Requirements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 10

2.12	Tax Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 11

2.13	Benefit Plans . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 12

2.14	Employee and Labor Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 14

2.15	Environmental Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 14

2.16	Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 15

2.17	Inventory . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 15

2.18	Warranty and Liability Claims . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 15

2.19	Outstanding Checks; Payroll . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 15

2.20	No Misleading Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 16
3.    REPRESENTATIONS AND WARRANTIES OF THE BUYER . . . . . . . . . . . . . . . . . . . .     16

3.1	Corporation Existence and Power . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 16

3.2	No Consent . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 16

3.3	Solvency . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 16
4.    ADDITIONAL COVENANTS OF THE PARTIES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     16

4.1	Public Announcements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 16

4.2	Confidentiality . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 16

4.3	Employees; Continuation of Employment and Employee Benefits . . . . . . . . . . . . 17

4.4	Post-Closing Environmental Issues . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 18

4.5	Reimbursement for Outstanding Checks and Lockbox Amounts . . . . . . . . . . . . . . 19

4.6	Delivery of Audited Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 19
5.    TAX MATTERS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    19

5.1	Section 338(h)(10) Election . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 19

5.2	Allocation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 19

5.3	Filing Tax Returns; Payment of Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 20

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5.4	Assistance on Tax Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 20

5.5	Audits . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 20

5.6	Certain Taxes and Fees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 21
6.    SURVIVAL AND INDEMNIFICATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     21

6.1	Survival . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 21

6.2	Indemnification by the Seller . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 21

6.3	Indemnification by the Buyer . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 22

6.4	Limitation on Liability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 22
7.    MISCELLANEOUS PROVISIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    23

7.1	Further Assurances . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 23

7.2	Fees and Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 23

7.3	Attorneys’ Fees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 23

7.4	Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 23

7.5	Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 24

7.6	Governing Law; Jurisdiction and Venue . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 24

7.7	Successors and Assigns . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 24

7.8	Remedies Cumulative; Specific Performance . . . . . . . . . . . . . . . . . . . . . . . . . . . . 24

7.9	Waiver; Amendment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 24

7.10	Severability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 25

7.11	Entire Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 25

7.12	Construction . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 25

7.13	Guaranty . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 25

EXHIBITS
Exhibit A    -    Certain Definitions
Exhibit B     -    Affiliate Lease Agreement
Exhibit C    -    Affiliate Lease Agreement
Exhibit D    -    Affiliate Lease Agreement
Exhibit E    -    Employment Agreement
Exhibit F    -    Employment Agreement
Exhibit G    -    Employment Agreement
SCHEDULES
Schedule 1.3(d)(v) Associate Loans
Schedule 2.1 Consents
Schedule 2.2(a) Due Organization
Schedule 2.2(b) Subsidiaries; Interest in Other Entities
Schedule 2.3 Constituent Documents; Records
Schedule 2.4 Capitalization
Schedule 2.5(b) Financial Statements
Schedule 2.5(c) Exceptions to Conduct In the Ordinary Course of Business
Schedule 2.6(a) Real Property
Schedule 2.6(d) Repairs, Improvements, Easements
Schedule 2.6(e) Environmental Reports and Audits
Schedule 2.6(f) Environmental Reports and Audits
Schedule 2.7(a) Title to Assets
Schedule 2.7(b) Personal Property
Schedule 2.7(c) Personal Property
Schedule 2.8(a) Registered IP
Schedule 2.8(b) Intellectual Property
Schedule 2.8(c) IP Contracts
Schedule 2.8(e) IP Infringement

Schedule 2.8(h) IP Assignments
Schedule 2.9(a) Atlas Contracts
Schedule 2.9(b) Atlas Contracts Not In Written Form
Schedule 2.10 Legal Proceedings; Orders
Schedule 2.11 Permits; Compliance With Legal Requirements
Schedule 2.12(c) Audits
Schedule 2.12(j) Payments to Employees
Schedule 2.13(a) Employee Benefit Plans
Schedule 2.13(k) Atlas Plan Termination
Schedule 2.14(a) List of Employees
Schedule 2.14(c) Employees Not “At Will”
Schedule 2.16 Insurance
Schedule 2.19 Outstanding Checks
Schedule 4.3(a) Terminated Employees
Schedule 6.2(b) Inventory Subject to Inventory Holdback
Schedule X Permitted Encumbrances

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of March 20, 2014, by and among: TDG Operations, LLC, a Georgia limited liability company (the “Buyer”), James Horwich, Trustee under the Horwich Trust of 1973, dated July 13, 1973 (the “Seller”), and James Horwich, in his capacity as an individual residing in the State of California (“Horwich”). Buyer, Seller and Horwich are from time to time individually referred to as a “Party” and collectively as the “Parties.” Capitalized terms used in this Agreement are defined herein and in Exhibit A.
RECITALS
WHEREAS, Atlas Carpet Mills, Inc., a California corporation (“Atlas”), operates a carpet and carpet tile design and manufacturing business principally located in the State of California;
WHEREAS, the Seller owns all of the issued and outstanding shares of capital stock of Atlas;
WHEREAS, the Seller wishes to sell to the Buyer, and the Buyer wishes to purchase from the Seller, all of the Stock on the terms and conditions hereinafter set forth; and
WHEREAS, the Parties desire to elect to treat the acquisition of the Stock of Atlas as an asset purchase for federal income tax purposes pursuant to the provisions of Section 338(h)(10) of the Internal Revenue Code of 1986, as amended, (the “Code”) and the regulations promulgated thereunder;
NOW THEREFORE, in consideration of the foregoing and the respective covenants, agreements, representations and warranties set forth herein, the Parties to this Agreement, intending to be legally bound, agree as follows:
AGREEMENT

1.	DESCRIPTION OF TRANSACTION

1.1    Sale of Stock. Upon the terms and subject to the conditions of this Agreement, at the Closing, the Buyer shall purchase from the Seller, and the Seller shall sell, transfer, assign and deliver to the Buyer, all of the Stock, free and clear of all Encumbrances.

1.2    Purchase Price; Payment of Purchase Price.

(a)In consideration of the sale pursuant to Section 1.1, the Buyer hereby agrees to pay to the Seller an aggregate of Fifteen Million One Hundred Thousand and 00/100 Dollars ($15,100,000.00) for the Stock (the “Purchase Price”), One Hundred Thousand and 00/100 Dollars ($100,000.00) of which is reimbursement for Seller’s additional deposit as set forth in Section 2.19.

(b) On the Closing Date, Buyer shall pay the balance of the Purchase Price, after deducting from the Purchase Price the Inventory Holdback, the Claims Holdback, and the sum of Thirty Five Thousand Seven Hundred Fifty Eight and 00/100 Dollars ($35,758.00) (“Seller’s Severance Amount”) as described in Section 4.3(d), and after adding to the Purchase Price the sum of Five Hundred Eighty Two Thousand Seven Hundred Seventy Nine and 00/100 Dollars ($582,779.00), representing reimbursement of deposits made by Atlas in connection with two (2) purchase orders submitted to Card-Monroe Corp. for equipment to be delivered to Atlas after Closing as described in Section 2.5(d) (the “CMC Deposit Amount”), in such aggregate net amount as set forth on the Closing Statement, by wire transfer of immediately available funds to an account of the Seller designated in writing by the Seller to the Buyer.

(c)Seven Hundred Eighty Seven Thousand and 00/100 Dollars ($787,000.00) of the balance of the Purchase Price shall be retained by Buyer on the Closing Date as a “reserve” for any Inventory Claim (as defined in Section 6.2(b)) (the “Inventory Holdback”), with charges against the Inventory Holdback to be made as provided in Section 6.2(b). Upon the expiration of the five (5) year period following the Closing Date, Buyer shall pay to the Seller, in immediately available funds by wire transfer to an account designated by the Seller, the Inventory Holdback net of any offset for Inventory Claims as provided herein; provided, however that the Seller and the Buyer may mutually agree to settle and liquidate the inventory set forth on Schedule 6.2(b) prior to such date and cause an early release of the Inventory Holdback prior to such date.

(d)One Hundred Thousand and 00/100 Dollars ($100,000.00) of the balance of the Purchase Price shall be retained by Buyer on the Closing Date as a “reserve” (the “Claims Holdback”) for any warranty or product liability claim asserted against Atlas with respect to inventory manufactured by Atlas prior to Closing (a “Product Claim”) in excess of the claims reserve as set forth on the balance sheet of Atlas as of the Closing Date and not covered by insurance, with charges against the Claims Holdback to be made as provided in Section 6.2(c). Upon the expiration of the three (3) year period following the Closing Date, Buyer shall pay to the Seller, in immediately available funds by wire transfer to an account designated by the Seller, the Claims Holdback net of any offset against the Claims Holdback as provided in Section 6.2(c).

1.3    Closing.

(a)    The consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place by wire transfer of the Purchase Price to the Seller and through the exchange of documents using overnight courier service, electronic mail in portable document format or facsimile on the date hereof (the “Closing Date”).

(b)    At the Closing, the Buyer shall deliver to the Seller:

(i)the Purchase Price, minus the Claims Holdback and minus the Inventory Holdback minus the Seller’s Severance Amount plus the CMC Deposit Amount, by wire transfer of immediately available funds to an account of the Seller designated in writing by the Seller to the Buyer;

(ii)lease agreements in the forms attached hereto as Exhibits B through D (the “Affiliate Lease Agreements”), executed by the Buyer, with respect to the real properties and facilities at the following locations: 2200 Saybrook Avenue, 2211 Davie Avenue, and 6433 Gayhart Avenue, all in Commerce, California.

(iii)employment agreements with each of Mark Nestler, Scott Price and Horwich in the forms attached hereto as Exhibits E through G (the “Employment Agreements”), executed by the Buyer; and

(iv)a certificate, dated as of the Closing Date, executed by the Secretary of the Buyer certifying that attached thereto are true and correct copies of an action by written consent of, or of resolutions duly adopted by, the Board of Directors of the Buyer that authorize and approve the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby and certifying the incumbency, signature and authority of the officers of the Buyer authorized to execute, deliver and perform this Agreement and all other related documents, instruments or agreements; and

(v)such other certificates, instruments, forms and items as the Seller shall reasonably request relating to the transactions contemplated by this Agreement.

(c)    At the Closing, the Seller shall deliver to the Buyer:

(i)    A stock certificate evidencing the Stock, free and clear of all Encumbrances, duly endorsed in blank or accompanied by stock powers or other instruments of transfer duly executed in blank, with required stock transfer tax stamps (if any) affixed thereto;

(ii)    a properly-completed IRS Form 8023 duly executed by the Seller;

(iii)    written resignations of Horwich and Ada Horwich as directors and officers of Atlas, effective as of the Closing;

(iv)    the Employment Agreement, executed by Horwich;

(v)    evidence from the Secretary of State of the State of California of the valid existence and good standing of Atlas in the State of California;

(vi)    evidence that Atlas has terminated the Atlas Plan (the 401(k) profit sharing plan) to the Buyer’s satisfaction; and

(vii)    such other certificates, instruments, forms and items as the Buyer shall reasonably request relating to the transactions contemplated by this Agreement.

(d)    It is a condition to Closing that, at Closing, the Buyer shall have received:

(i)    the written resignations of Mark Nestler, Scott Price and Corazon Fabricante as officers of Atlas, effective as of the Closing;

(ii)    the Affiliate Lease Agreements, executed by the landlords set forth therein;

(iii)    the Employment Agreements, executed by Mark Nestler and Scott Price;

(iv)    all Consents set forth on Schedule 2.1, including without limitation, the Consent required in connection with the Wells Fargo Master Lease Agreement dated December 3, 2008, as amended, and the Consents required in connection with the leases for the Real Property located at 6503 Gayhart, Commerce, California, at 6478 Putnam Ford Drive, Woodstock, Georgia, at 200 Lexington Avenue, New York, New York and at 222 Merchandise Mart Plaza, Chicago, Illinois; and

(v)    evidence that all associate loans (as set forth on Schedule 1.3(c)(v)) have been paid in full.
2.    REPRESENTATIONS AND WARRANTIES OF THE SELLER

Subject to the exceptions set forth in the Schedules (which exceptions shall specifically identify the Section to which the exception relates, it being understood and agreed that each exception shall be deemed to be disclosed with respect to other representations or warranties of this Article 2 if the relevance of such disclosure to such other representation or warranties is readily apparent on its face), the Seller represents and warrants to the Buyer as of the Closing Date as follows, and for all purposes under this Article 2 any representation or warranty concerning the Seller shall also constitute the same representation or warranty concerning Horwich:

2.1    Seller-Specific Representations. The Seller owns and has, and at the Closing shall transfer to the Buyer, good, valid and marketable title to all of the Stock free and clear of all Encumbrances. There are no Contracts under which the Seller is or may become obligated to sell or otherwise dispose of the Stock, other than this Agreement. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Seller or Atlas. The Seller is a duly organized and validly existing trust, in good standing under the laws of the State of California. The Seller has full right, power and authority to enter into this Agreement and all other agreements and documents contemplated by or related to this Agreement and to consummate the transactions contemplated hereby and thereby. James Horwich is the sole trustee of the Seller and has full right, power and authority to cause the Seller to enter into this Agreement and all other agreements and documents contemplated by or related to this Agreement and to consummate the transactions contemplated hereby and thereby, including the sale of the Stock to the Buyer. Except as set forth on Schedule 2.1, neither the execution, delivery or performance of this Agreement by the Seller, nor the consummation of the transactions contemplated by this Agreement by the Seller, will directly or indirectly (with or without notice or lapse of time): (a) contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the transactions contemplated by this Agreement or to exercise any remedy or obtain any relief under, any trust instrument or other organizational document of the Seller or any Legal Requirement to which the Seller or Atlas, or any of the assets owned, used or controlled by Atlas, is subject; (b) result in the imposition or creation of any Encumbrance upon or with respect to the Stock or any asset owned or used by Atlas; or (c) require any filing with, notice to or Consent from any Person that has not already been made or obtained, as applicable, and provided to the Buyer, including any such filing, notice or Consent under any Contract required due to the change of control of Atlas. There is no order to which the Seller is subject, with respect to the Stock, or to which the Stock is subject. This Agreement has been duly executed by the Seller and, assuming that this Agreement is a valid and binding obligation of the other Parties, constitutes the legal, valid and binding agreement of the Seller, enforceable against the Seller in accordance with its terms, except as such enforceability may be limited by the Enforceability Exception.

2.2    Due Organization; Subsidiaries; Etc.

(a)    Atlas is a corporation duly organized, validly existing and in good standing under the laws of the State of California and has all necessary corporate power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Contracts to which it is a party or is bound. Atlas has not conducted any business under or otherwise used, for any purpose or in any jurisdiction, any fictitious name, assumed name, trade name or other name. Atlas is not qualified, authorized, registered or licensed to do business as a foreign corporation in any jurisdiction. Schedule 2.2(a) accurately sets forth (i) the names of the members of the board of directors of Atlas and (ii) the names and titles of the officers of Atlas.

(b)    Except as set forth on Schedule 2.2(b), Atlas does not own any interest in any Entity and has not owned, beneficially or otherwise, within the previous five (5) years, any shares or other securities of, or any direct or indirect equity in, any Entity. Atlas has not agreed nor is it obligated to make any future investment in or capital contribution to any Entity.

2.3    Constituent Documents; Records. The Seller has delivered to the Buyer accurate and existing copies of: (a) Atlas’s current Articles of Incorporation, as amended or restated, and current bylaws, as amended or restated; (b) the stock records (or other equity ownership records, as applicable) of Atlas; and (c) the existing minutes and other records of the meetings and other proceedings of the shareholders of Atlas, the board of directors of Atlas and all committees of the board of directors of Atlas (the items described in (a), (b) and (c) above, collectively, the “Atlas Constituent Documents”). There has not been any violation of the Atlas Constituent Documents, and Atlas has not taken any action that is inconsistent in any material respect with the Atlas Constituent Documents. The Atlas Constituent Documents, accounting and other records of Atlas are accurate, up to date and complete in all material respects, and have been maintained in material compliance with Legal Requirements and in accordance with reasonable business practices.

2.4    Capitalization, Etc. The authorized capital stock of Atlas consists of 2,000 shares of common stock, with a stated value of $100 per share, of which 1,005 shares have been issued and are outstanding, all of which issued and outstanding shares (the “Stock”) are owned by the Seller. There are no: (i) outstanding subscription, option, call, warrant or other rights (whether or not currently exercisable) to acquire any shares of capital stock or other securities of Atlas; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of capital stock or other securities of Atlas; (iii) Contracts under which Atlas is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities; or (iv) conditions or circumstances that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of Atlas.

2.5    Financial Statements.

(a)    The Seller has delivered to the Buyer the following financial statements and notes (collectively, the “Atlas Financial Statements”):

(i)    The reviewed balance sheets of Atlas as of December 31, 2011, December 31, 2010, December 31, 2009, December 31, 2008 and December 31, 2007, and the related reviewed statements of income, shareholders’ equity and cash flows of Atlas for the years then ended; and

(ii)    The unaudited balance sheets of Atlas as of December 31, 2013 and December 31, 2012, and the related unaudited statements of income, shareholders’ equity and cash flows of Atlas for the years then ended.

(b)    The Atlas Financial Statements present fairly in all material respects the financial position of Atlas as of the respective dates thereof (including an accurate summary of all of the assets of Atlas as of such respective dates) and the results of operations and cash flows of Atlas for the periods covered thereby. Except as set forth on Schedule 2.5(b), the Atlas Financial Statements have been prepared in accordance with generally accepted accounting principles throughout the periods covered (“GAAP”), as consistently applied by Atlas, and, except as set forth on Schedule 2.5(b), Atlas has not incurred contingent or other liabilities of any nature (including any Indebtedness), either matured or unmatured, except for: (i) liabilities identified as such in the “liabilities” column of the unaudited balance sheet of Atlas as of December 31, 2013 and (ii) current liabilities (other than Indebtedness) that have been incurred by Atlas in the ordinary course of business and consistent with Atlas’s past practices since December 31, 2013.

(c)    Except as set forth on Schedule 2.5(c), Since December 31, 2013, Atlas has conducted its business and operations in the ordinary course of business (using, for these purposes, the ordinary course of business of Atlas as conducted over the year 2013).

(d)    The CMC Deposit Amount represents deposits that have been made by Atlas in connection with two (2) purchase orders submitted to Card-Monroe Corp. for equipment to be delivered to Atlas after Closing.

2.6    Real Property.

(a)    Schedule 2.6(a) sets forth a correct and complete list of (i) all real property currently owned by Atlas; (ii) all material Contracts under which any Person has the right to occupy or use any real property owned by Atlas; (iii) all material Contracts under which Atlas has the right to occupy or use any real property owned by others; and (iv) any other material Contract of Atlas related to real property.

(b)    Atlas has good, valid and marketable title in fee simple to all real property listed on Schedule 2.6(a) as being owned by Atlas, free and clear of all Encumbrances (other than Permitted Encumbrances).

(c)    True and complete copies of all real property leases and other material Contracts of Atlas listed on Schedule 2.6(a) have been delivered to the Buyer. All leases or other material Contracts of Atlas related to the use of the real property set forth on Schedule 2.6(a) are valid and in full force and effect and enforceable in accordance with their respective terms except as may be limited by the Enforceability Exception and are, as applicable, held by Atlas free and clear of all Encumbrances (other than Encumbrances in favor of the lessor and Permitted Encumbrances). There is not under any such lease or other material Contract any existing default or event of default (or event that, with notice or passage of time, or both, would constitute a default) by Atlas, or to the Seller’s knowledge, by any other party thereto. Atlas does not currently occupy or possess any real property other than such property owned as set forth on Schedule 2.6(a) or through the leases and other Contracts set forth on Schedule 2.6(a).

(d)    Except as set forth on Schedule 2.6(d), all buildings and other improvements located on the Real Property (including without limitation all water, sewer, gas, electrical, and HVAC systems servicing Atlas’ business) are all of the buildings and improvements necessary to the conduct of the business of Atlas as currently conducted, are structurally sound, are in satisfactory operating condition and repair (ordinary wear and tear excepted), and are adequate for the uses to which they are being put, and none of such buildings and other improvements located on the Real Property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature. The Real Property has adequate means of ingress and egress, either directly or by means of perpetual easements or rights-of-way which run with the Real Property; has adequate parking that is sufficient to meet the needs of Atlas’ employees and business invitees and to comply with applicable Legal Requirements; and is not located in whole or in part within an area identified as a flood hazard area by any Governmental Body.

(e)Except as set forth on Schedule 2.6(e), to the Seller’s knowledge, all buildings and other improvements located on the Real Property, and the use of the Real Property by Atlas comply with all Legal Requirements relating to zoning, health and safety, the environment and land use and with all easements, covenants and other restrictions applicable to the Real Property, except where failure to comply would not reasonably be expected to result in any Material Adverse Effect, and there are no encroachments of improvements on the Real Property onto adjacent property or encroachments of improvements on adjacent properties onto any of the Real Property.

(f)Except as set forth on Schedule 2.6(f), no certificate of occupancy or other Permit is required to be obtained from any Governmental Body with respect to the Real Property occupied or leased by Atlas which has not already been obtained. Set forth on Schedule 2.6(f) is a list of all environmental reports or audits prepared by or for Atlas, the Seller or any Affiliate thereof relating to any Real Property, which is in the possession of Atlas, the Seller or any Affiliate thereof.

2.7    Personal Property and Intangible Property.

(a)    Except as set forth on Schedule 2.7(a), as of the Closing, Atlas has good, valid and marketable title in fee simple to all personal property, Intellectual Property Rights (and goodwill thereto), accounts receivable and other current assets reflected as owned by Atlas on the unaudited balance sheet of Atlas as of December 31, 2013, free and clear of all Encumbrances except: (i) Permitted Encumbrances, (ii) dispositions of personal property made in the ordinary course of business since the date thereof, (iii) collections of accounts receivable made in the ordinary course of business since the date thereof and (iv) the payments to employees of Atlas in the aggregate amount as specified in Schedule 2.12(j) in cash immediately prior to Closing.

(b)    Schedule 2.7(b) contains a list of all personal property owned and used in the conduct of business of Atlas, including personal property subject to leases under which Atlas is the lessee (or sublessee), together with (i) the location and nature of each of the properties; (ii) the termination date of each lease, if applicable; (iii) the name of the lessor, if applicable; (iv) all rental and other payments made or required to be made under any leases, if applicable; and (v) the date and amount of the next permitted increase in such payments, if applicable. All leases are valid, subsisting in full force and effect and enforceable in accordance with their respective terms, except as may be limited by the Enforceability Exception, and are, in each case, free and clear of all Encumbrances (other than Encumbrances in favor of the lessor and Permitted Encumbrances). There is not under any such lease any existing default or event of default (or event that, with notice or passage of time, or both, would constitute a default) by Atlas or, to the Seller’s knowledge, by any other party thereto. True and complete copies of all such leases listed on Schedule 2.7(b) have been delivered to the Buyer heretofore. The personal property listed on Schedule 2.7(b) is all of the personal property necessary or desirable to the conduct of the business of Atlas as currently conducted.

(c)    All personal property owned by Atlas and all personal property held by Atlas pursuant to personal property leases are in good operating condition and repair (ordinary wear and tear excepted), and are adequate for the uses to which they are being put, and none of such personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature.

2.8    Intellectual Property

(a)    Schedule 2.8(a) accurately identifies (i) each item of Registered IP in which Atlas or the Seller has or purports to have an ownership interest of any nature (whether exclusively, jointly with another Person, or otherwise); (ii) the jurisdiction in which such item of Registered IP has been registered or filed and the applicable registration or serial number; (iii) any other Person that has an ownership interest in such item of Registered IP and the nature of such ownership interest; and (iv) each product or service of Atlas that embodies, utilizes, or is based upon or derived from (or, with respect to products and services under development, that is expected to embody, utilize, or be based upon or derived from) such item of Registered IP. Atlas or the Seller has provided complete and accurate copies of all applications, correspondence, and other material documents related to each such item of Registered IP.

(b)    Schedule 2.8(b) accurately identifies (i) all Intellectual Property Rights licensed to or utilized by Atlas or the Seller (other than any Non Customized Software); (ii) the corresponding Contract or

Contracts pursuant to which such Intellectual Property Rights are licensed to Atlas or the Seller; and (iii) whether the license or licenses granted to Atlas or the Seller are exclusive or non-exclusive.

(c)    Schedule 2.8(c) accurately identifies each Contract pursuant to which any Person has been granted any license under, or otherwise has received or acquired any right (whether or not currently exercisable) or interest in, any Atlas IP. Neither the Seller nor Atlas is bound by, and no Atlas IP is subject to, any Contract containing any covenant or other provision that in any way limits or restricts the ability of Atlas or the Seller to use, exploit, assert, or enforce any Atlas IP for any purpose anywhere in the world.

(d)    Atlas owns all right, title, and interest to and in the Atlas IP (other than Intellectual Property Rights exclusively licensed to Atlas, as identified in Schedule 2.8(b)), free and clear of all Encumbrances. All Atlas IP that is exclusively licensed to Atlas is free and clear of all Encumbrances other than the applicable licensor’s interest.

(e)    No Person has infringed, misappropriated, or otherwise violated, and no Person is currently infringing, misappropriating, or otherwise violating, any Atlas IP. Schedule 2.8(e) accurately identifies (and the Seller has provided to the Buyer a complete and accurate copy of) each letter or other written or electronic communication or correspondence that has been sent or otherwise delivered in the last five (5) years by or to Atlas or any representative of Atlas regarding any actual, alleged, or suspected infringement or misappropriation of any Atlas IP, and provides a brief description of the current status of the matter referred to in such letter, communication, or correspondence.

(f)    Neither the execution, delivery, or performance of this Agreement (or any of the ancillary agreements) nor the consummation of any of the transactions contemplated by this Agreement (or any of the ancillary agreements) will, with or without notice or lapse of time, result in, or give any other Person the right or option to cause or declare, (i) a loss of, or Encumbrance on, any Atlas IP; (ii) a breach of any license agreement listed or required to be listed in Schedule 2.8(b); or (iii) the grant, assignment, or transfer to any other Person of any license or other right or interest under, to, or in any of the Atlas IP.

(g)Neither the Seller nor Atlas has infringed (directly, by contribution, by inducement, or otherwise), misappropriated, or otherwise violated any Intellectual Property Right of any Person.

(h)Except as set forth on Schedule 2.8(h), Atlas has not obtained any assignment of any Intellectual Property Rights of Atlas from any officer, director, shareholder or employee who has served or worked for Atlas and or any consultant who has performed any service for Atlas with regard to Atlas IP.

2.9    Contracts.

(a)    Schedule 2.9(a) identifies each Atlas Contract specified below:

(i)any purchase order that contemplates or involves (A) the payment or delivery of cash or other consideration by Atlas in an amount or having a value in excess of $25,000 in the aggregate, or (B) the purchase or sale of any product from, or performance of services by, Atlas in an amount or having a value in excess of $25,000 in the aggregate;

(ii)each Atlas Contract (other than purchase orders having a value of under $25,000) with or related to customers of Atlas, including any Contract in which a party agrees to pay or subsidize the fees of any customer of Atlas;

(iii)each Atlas Contract relating to the employment of, or the performance of services by, any Person, including any employee, consultant or independent contractor;

(iv)each Atlas Contract relating to the acquisition, transfer, use, development, sharing or license of any technology or any Intellectual Property Rights, or relating to the lease, use or occupancy of real or personal properties;

(v)each Atlas Contract imposing any restriction on Atlas’s right or ability (A) to compete with any other Person; (B) to acquire any product or other asset or any services from any other Person, to sell any product or other asset to, or perform any services for, any other Person or to transact business or deal in any other manner with any other Person; or (C) develop or distribute any technology;

(vi)each Atlas Contract creating or involving any agency relationship, distribution arrangement or franchise relationship;

(vii)each Atlas Contract relating to the acquisition, issuance or transfer of any securities;

(viii)each Atlas Contract relating to the creation of any Encumbrance with respect to any asset of Atlas;

(ix)each Atlas Contract involving or incorporating any guaranty, any pledge, any performance or completion bond, any indemnity or any surety arrangement or any indemnification for or assumption of any liability for any other Person;

(x)each Atlas Contract creating or relating to any partnership or joint venture or any sharing of revenues, profits, losses, costs or liabilities;

(xi)each Atlas Contract relating to the purchase or sale of any product or other asset by or to, or the performance of any services by or for, or the leasing or licensing of any real property, personal property or intangible assets by or to, any Related Party;

(xii)each Atlas Contract constituting or relating to a government Contract;

(xiii)each Atlas Contract relating to Indebtedness;

(xiv)each Atlas Contract involving the acquisition or disposition of any assets in an amount or having a value in excess of $25,000 in the aggregate;

(xv)each Atlas Contract that may be characterized as a requirements or supply contract;
(xvi)any other material Atlas Contract that may not be terminated by Atlas (without penalty) within thirty (30) days after the delivery of a termination notice by Atlas; and

(xvii)any other Atlas Contract in an amount or having a value in excess of $25,000 in the aggregate.

(b)    The Seller has delivered to the Buyer accurate and complete copies of all written Atlas Contracts. Schedule 2.9(b) provides an accurate description of the terms of each Atlas Contract that are material to the business and not in written form. Each Atlas Contract is valid, subsisting in full force and effect and is enforceable in accordance with its terms except as may be limited by the Enforceability Exception, and after the Closing will continue to be legal, valid, binding and enforceable on identical terms except as may be limited by the Enforceability Exception. Except as set forth on Schedule 2.9(b), the consummation of the transactions contemplated hereby shall not (either alone or upon the occurrence of additional acts or events) result in any payment or payments becoming due from Atlas, or any of its Affiliates, to any Person under, or give any Person the right to terminate or alter the provisions of, any Atlas Contract.

(c)    Except as set forth on Schedule 2.9(b), no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, (i) result in a violation or breach of any of the provisions of any Atlas Contract by Atlas or, to the Seller’s knowledge, by any other party thereto; (ii) give any other Person or, to the Seller’s knowledge, Atlas the right to declare a default or exercise any remedy under any Atlas Contract; (iii) give any other Person or, to the Seller’s knowledge, Atlas the right to accelerate the maturity or performance of any Atlas Contract; or (iv) give any other Person or, to the Seller’s knowledge, Atlas the right to cancel, terminate or modify any Atlas Contract. Neither the Seller nor Atlas has received any written notice or other written communication regarding any actual or possible violation or breach of, or default under, any Atlas Contract. Atlas has not waived any of its material rights under any Atlas Contract. No Person is renegotiating, or has a right pursuant to the terms of any Atlas Contract to renegotiate, any amount paid or payable to Atlas under any Atlas Contract or any other material term or provision of any Atlas Contract.

(d)    The Atlas Contracts collectively and materially constitute all of the Contracts necessary to enable Atlas to conduct its business in the manner in which its business is currently being conducted.

2.10    Legal Proceedings; Orders. There is no pending Legal Proceeding, nor, to the Seller’s knowledge, has any Person threatened to commence any Legal Proceeding, and no claim, dispute or other condition or circumstance exists that will, or that could reasonably be expected to, give rise to or serve as a basis for the commencement of any such Legal Proceeding: (i) that involves Atlas or the Seller as a party or any of the assets owned, used or controlled by Atlas or any Person whose liability Atlas has or may have retained or assumed, either contractually or by operation of law; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the transactions contemplated by this Agreement. There is no Order to which Atlas, or any of the assets owned or used by Atlas, is subject.

2.11    Compliance with Legal Requirements. To the Seller’s knowledge, Atlas is, and at all times in the last five (5) years has been, in compliance in all material respects with all applicable Legal Requirements, except where failure to do so would not be reasonably expected to result in a Material Adverse Effect. Atlas has not received any notice or other communication from any Governmental Body regarding any actual or possible violation of, or failure to comply with, any Legal Requirement. All material Permits required for Atlas to conduct the business as currently conducted have been obtained by Atlas and are valid and in full force and effect. All fees and charges with respect to such Permits hereof have been paid in full when due. Schedule 2.11 lists all current Permits issued to Atlas which are related to the conduct of the business as currently conducted including the names of the Permits and their respective dates of issuance and expiration.

No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit set forth on Schedule 2.11.

2.12    Tax Matters.

(a)    All Tax Returns required to be filed by or on behalf of Atlas with any Governmental Body on or before the Closing Date (the “Atlas Returns”) (i) have been filed on or before the applicable due date (including any extensions of such due date), and (ii) are true, correct and complete in all respects and (iii) were prepared in compliance with all applicable Legal Requirements. All Taxes required to be paid with respect to Atlas, including estimated Taxes, whether or not shown to be due on the Atlas Returns, have been paid to the proper Tax authority. The Seller has delivered to the Buyer accurate and complete copies of all Atlas Returns filed which have been requested by the Buyer.

(b)    Atlas has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party.

(c)    Except as provided in Schedule 2.12(c), no Atlas Return relating to Taxes has been audited by any Governmental Body during the six (6) year period prior to the Closing Date. The Seller has delivered to the Buyer accurate and complete copies of all audit reports and similar documents (to which the Seller has access) that have been requested by the Buyer relating to the Atlas Returns for the last six (6) years. No extension or waiver of the limitation period applicable to any of the Atlas Returns has been granted (by Atlas or any other Person), and no such extension or waiver has been requested from Atlas or the Seller. Neither Atlas nor the Seller has participated in any “reportable transaction” as defined in Section 6707A of the Code or Treasury Regulation Section 1.6011-4 or any corresponding or similar provision of state or local law.

(d)    No Legal Proceeding is pending or has been threatened against or with respect to Atlas in respect of any Tax. There are no unsatisfied liabilities for Taxes (including liabilities for interest, additions to tax and penalties thereon and related expenses) with respect to any notice of deficiency or similar document received by Atlas with respect to any Tax. There are no liens for Taxes upon any of the assets of Atlas except liens for current Taxes not yet due and payable. No written claim has ever been made by an authority in a jurisdiction where Atlas does not file Returns that Atlas is or may be subject to taxation in that jurisdiction.

(e)    Atlas does not have any obligation (current or contingent) to compensate any individual for Tax-related payments (including Taxes payable pursuant to Section 409A of the Code).

(f)    Atlas has not been a member of any “Affiliated Group” (as defined in Section 1504(a) of the Code) or any combined, consolidated or unitary group, and Atlas has no liability for Taxes of any other Person as a consequence thereof. Atlas is not and has not ever been, a party to or bound by any tax indemnity agreement, tax sharing agreement, tax allocation agreement or similar Contract, other than customary commercial Contracts the principal subject matter of which is not Taxes and entered into the ordinary course of business.

(g)    Atlas was incorporated on September 15, 1969, and since November 30, 1983, has been a validly electing and qualifying S corporation within the meaning of Sections 1361 and 1362 of the Code at all times since its date of incorporation and will be a validly electing and qualifying S corporation up to and including the Closing Date.

(h)    Atlas will not be obligated to pay any tax under Section 1374 of the Code in connection with the transactions contemplated by this Agreement (including with respect to the Section 338(h)(10) Election).

(i)    Atlas has not been, in the past five (5) years, a party to a transaction (i) reported or intended to qualify as a reorganization under Code section 368 or (ii) reported or intended to qualify as a distribution governed by Code sections 355 or 356.

(j)    Atlas has adopted proper corporate resolutions authorizing the payments to employees described in Section 2.7(a) and set forth in Schedule 2.12(j) in accordance with California law and the constituent organizational documents of Atlas.

2.13    Benefit Plans.

(a)    Schedule 2.13(a) identifies each “employee benefit plan” within the meaning of Section 3(3) of ERISA and each other employee benefit plan, program or arrangement at any time maintained, sponsored or contributed to (or required to be contributed to) by Atlas or with respect to which Atlas has any liability or potential liability including, but not limited to, Welfare Plans (as defined below), Pension Plans (as defined below), and any salary, bonus, deferred compensation, incentive compensation, stock purchase, stock option, severance pay, termination pay, hospitalization, medical, life or other insurance, supplemental unemployment benefits, profit-sharing, pension or retirement plan, program or agreement (collectively, the “Plans”).

(b)    Atlas does not maintain, sponsor or contribute to, nor does Atlas have any actual or potential liability with respect to, nor has Atlas ever maintained, sponsored or contributed to a multiemployer plan (as defined in Section 3(37) of ERISA, whether or not excluded from coverage under any portion of ERISA).

(c)    Atlas does not maintain, sponsor or contribute to any employee welfare benefit plans (as defined in Section 3(1) of ERISA) (the “Welfare Plans”) other than those employee welfare benefit plans that are described in Schedule 2.13(a).

(d)    With respect to each Plan, Atlas has delivered to the Buyer:

(i)    an accurate and complete copy of such Plan (including all amendments thereto) or, if such Plan is not in writing, an accurate detailed written summary of the Plan;

(ii)    an accurate and complete copy of the annual report, if required under ERISA, with respect to such Plan for the last two (2) years;

(iii)    an accurate and complete copy of the most recent summary plan description, together with each summary of material modifications, if required under ERISA, with respect to such Plan, and all material written employee communications relating to such Plan;

(iv)    if such Plan is funded through a trust or any third party funding vehicle, an accurate and complete copy of the trust or other funding agreement (including all amendments thereto) and accurate and complete copies of the most recent financial statements thereof;

(v)    accurate and complete copies of all Contracts relating to such Plan, including service provider agreements, insurance contracts, minimum premium contracts, stop-loss agreements, investment management agreements, subscription and participation agreements and recordkeeping agreements;

(vi)    an accurate and complete copy of the most recent determination letter received from the Internal Revenue Service with respect to such Plan (if such Plan is intended to be qualified under Section 401(a) of the Code); and

(vii)    an accurate and complete copy of all material correspondence with any governmental entity with respect to such Plan.

(e)    Atlas is not required to be nor has it ever been required to be, treated as a single employer with any other Person under Section 4001(b)(1) of ERISA or Section 414(b), (c), (m) or (o) of the Code. Atlas has not ever been a member of an “affiliated service group” within the meaning of Section 414(m) of the Code. Atlas has not ever made a complete or partial withdrawal from a multiemployer plan, as such term is defined in Section 3(37) of ERISA, resulting in “withdrawal liability,” as such term is defined in Section 4201 of ERISA (without regard to subsequent reduction or waiver of such liability under either Section 4207 or 4208 of ERISA).

(f)    No Plan is under investigation or audit by any Governmental Body (including the Internal Revenue Service or Department of Labor).

(g)    No Welfare Plan described in Schedule 2.13(a) provides death, medical or health benefits (whether or not insured) with respect to any current or former Employee after any such Employee’s termination of service (other than (i) benefit coverage mandated by applicable law, including coverage provided pursuant to Section 4980B of the Code; (ii) deferred compensation benefits accrued as liabilities on the unaudited balance sheet of Atlas as of December 31, 2013; and (iii) benefits the full cost of which are borne by current or former Employees (or the Employees’ beneficiaries)).

(h)    With respect to each of the Welfare Plans described in Schedule 2.13(a) constituting a group health plan within the meaning of Section 4980B(g)(2) of the Code, the provisions of Section 4980B of the Code (“COBRA”) have been complied with in all material respects.

(i)Each of the Plans has been operated and administered in all material respects in accordance with applicable Legal Requirements, including but not limited to ERISA and the Code.

(j)Neither the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated by this Agreement, either alone or in connection with any other event, will result in any liability to Atlas to any current or former employee or director of Atlas under any Plan, or increase the benefits payable under any Plan, or result in any acceleration of the time of payment or vesting of any such benefits, except in connection with the termination of the Atlas Plan (as defined below).

(k)Atlas has, effective before the Closing Date, taken such action as is appropriate and necessary to amend to comply with all applicable Legal Requirements and to terminate the Atlas Carpet Mills, Inc. 401(k) Profit Sharing Plan (the “Atlas Plan”) pursuant to its terms. Such action is set forth on Schedule 2.13(k).

2.14    Employee and Labor Matters.

(a)    Schedule 2.14(a) contains a list of the employees of Atlas as of the date of this Agreement, and correctly reflects, in all material respects, their salaries, any other compensation payable to them (including compensation payable pursuant to bonus, deferred compensation or commission arrangements), their dates of employment and their positions.

(b)    Atlas is in material compliance with all applicable Legal Requirements and Contracts relating to employment, employment practices, wages, bonuses and terms and conditions of employment, including employee classification and compensation matters. Atlas has taken reasonable efforts to ensure that every employee of Atlas, whether a United States citizen or otherwise, is legally authorized to work for Atlas in the United States.

(c)    Atlas is not a party to any collective bargaining contract or other Contract with a labor union involving any of its employees. Except as set forth on Schedule 2.14(c), all of the employees of Atlas are “at will” employees. Atlas has good labor relations and neither the Seller nor Atlas has any reason to believe that (i) the consummation of the transactions contemplated by this Agreement will have a material adverse effect on Atlas’s labor relations; (ii) any employees of Atlas who are corporate-management level or above intends to terminate his or her employment with Atlas; or (iii) there is any pending or contemplated union organizing activity.

(d)    Atlas has not incurred any liability under the Worker Adjustment Retraining and Notification Act (29 USC§§ 2101, et seq.) or any similar state law or statute relating to employment termination in connection with a mass layoff, plant closing or similar event (such as California Labor Code Section 1400, et seq.), in the six (6) months preceding the Closing, nor has there been any such event in the six (6) months preceding the Closing, and the transactions contemplated by this Agreement will not give rise to any such liability.

2.15    Environmental Matters.

(a)    Except as set forth on Schedule 2.15, to the Seller’s knowledge, no Hazardous Material (i) has, except in compliance with Environmental Laws and except as disclosed to Buyer (including, without limitation, in the March 2014 Phase I and draft Limited Phase II Environmental Site Assessments prepared for Buyer by CTI Engineers, Inc.), been released, placed, stored, generated, used, manufactured, treated, deposited, spilled, discharged or disposed of by or on behalf of Atlas on or under any real property currently or previously owned or leased by Atlas or is presently located in soil, soil vapor, or groundwater, in quantities requiring investigation or remediation under Environmental Laws, on or under any Real Property (or any property adjoining any Real Property); (ii) is required by any Environmental Law to be eliminated, removed, treated or mitigated by Atlas, given the nature of its present condition, location, nature, material or maintenance; or (iii) is of a present condition, location, nature, material or maintenance which requires special notification to third parties by or on behalf of Atlas under Environmental Law.

(b)    Except as set forth on Schedule 2.15, no notice, citation, summons or order has been received by or on behalf of Atlas, no notice has been given by or on behalf of Atlas and no complaint has been received by or on behalf of Atlas, and no penalty has been assessed and no investigation or review is pending or threatened by any Governmental Body, with respect to (i) any alleged violation by or on behalf of Atlas of any Environmental Law, (ii) any alleged failure by Atlas to have any environmental Permit required in connection with its business or properties, or (iii) any release, placement, storage, generation, use, manufacture, treatment, deposit, spill, discharge or disposal of any Hazardous Material by or on behalf of

Atlas. Atlas has not received any request for information, notice of claim, demand or notification that it is or that indicates that it may be a “potentially responsible party” with respect to any investigation or remediation of any threatened or actual release of any Hazardous Material.

(c)    Except as set forth on Schedule 2.15, to the Seller’s knowledge, none of the following have ever been present or located at any real property currently or formerly owned or leased by Atlas, except as disclosed to Buyer (including, without limitation, in the March 2014 Phase I and draft Limited Phase II Environmental Site Assessment prepared for Buyer by CTI Engineers, Inc.): (i) above-ground or underground storage tanks; (ii) friable asbestos-containing materials; (iii) polychlorinated biphenyls in excess of fifty (50) parts per million; or (iv) mold or other fungi at concentrations or in conditions that would presents a risk to human health, safety or the environment.

2.16    Insurance. Schedule 2.16 identifies all insurance policies maintained by, at the expense of or for the benefit of Atlas and identifies any material claims made thereunder during the previous two (2) fiscal years or the current fiscal year, and the Seller has delivered to the Buyer accurate and complete copies of the insurance policies identified on Schedule 2.16. Each of the insurance policies identified in Schedule 2.16 is in full force and effect. Atlas has not received any written notice or other written communication regarding any actual or possible (a) cancellation or invalidation of any such insurance policy; (b) refusal of any coverage or rejection of any claim under any such insurance policy; or (c) material adjustment in the amount of the premiums payable with respect to any such insurance policy. Atlas has timely and properly notified the appropriate insurance company of all facts or occurrences for which coverage would be provided under such insurance policies. The insurance policies are of the type and in the amounts customarily carried by Persons conducting a business similar to Atlas and are sufficient for compliance with all applicable laws and Contracts to which Atlas is a party or by which it is bound. Atlas has not allowed any insurance policy to lapse in coverage or defaulted on any premium payment due.

2.17    Inventory. Except for the inventory set forth on Schedule 6.2(b), all inventory of Atlas, whether or not reflected in the Atlas Financial Statements, consists of a quality and quantity usable and salable in the ordinary course of business consistent with past practice, except for obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value in the Atlas Financial Statements or for which adequate reserves have been established in the Atlas Financial Statements. All such inventory is owned by Atlas free and clear of all Encumbrances (other than Permitted Encumbrances), and no inventory is held on a consignment basis. The quantities of each item of inventory (whether raw materials, work-in-process or finished goods) are not excessive, but are reasonable in the present circumstances of Atlas.

2.18    Warranty and Liability Claims. All products designated, manufactured, sold or delivered by Atlas (including, without limitation, all documentation furnished in connection therewith) materially conform with all customary and reasonable standards for products of such type, with all applicable contractual commitments and with all express and implied warranties, and Atlas has no liability except to the extent Atlas may have Liabilities for warranty claims in the ordinary course of business.

2.19    Outstanding Checks; Payroll. As of the Closing, (i) Atlas has issued the checks listed on Schedule 2.19 and all such checks remain outstanding as of the Closing, and (ii) Atlas has on deposit in its bank accounts an amount of cash equal to the aggregate face amount of all such checks on Schedule 2.19, plus an additional $100,000.00, plus an aggregate amount sufficient for Atlas to pay all accrued wages, benefits and other employment costs, and all federal and state withholding, social security and employment taxes payable in connection therewith, for all of its employees through 11:59 p.m. on the Closing Date. The

Seller acknowledges that the Purchase Price set forth in Section 1.2(a) includes $100,000.00 in reimbursement to the Seller for the additional $100,000.00 amount described above and left on deposit as of the Closing.

2.20    No Misleading Statements. The representations and warranties of the Seller contained in this Agreement and Schedules attached hereto are complete and accurate in all material respects and do not include any untrue statement of a material fact or omit to state any material fact necessary to make any statements made not misleading. There is no material fact relating to the Stock or Atlas that has not been set forth or described in this Agreement or in the Schedules attached hereto.

3.    REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer represents and warrants to the Seller as follows:
3.1    Corporation Existence and Power. The Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Georgia and has all necessary power and authority required to conduct its business in the manner in which its business is currently being conducted. The Buyer has all requisite limited liability company power and authority to execute and deliver this Agreement and the other transaction documents referenced herein and to consummate the transactions contemplated hereby.

3.2    No Consent. None of the execution and delivery of this Agreement, the consummation of the transactions provided for herein or contemplated hereby or the fulfillment by the Buyer of the terms hereof will (with or without notice or passage of time or both) require any filing with, notice to or Consent from any Person, other than any such filing, notice or Consent that has already been made or obtained.

3.3    Solvency. At the Closing and immediately thereafter, the Buyer is solvent and capable of paying all of its debt obligations as they become due. The consummation of the transactions contemplated herein will not render Buyer insolvent under any applicable Legal Requirements. The Buyer disclaims any reliance upon, and acknowledges that the Seller has not made any representations or warranties about any projections or forecasts presented by Atlas or any representatives on behalf of Atlas or the Seller.

4.    ADDITIONAL COVENANTS OF THE PARTIES

4.1    Public Announcements. The Seller, Atlas and the Buyer shall not (and each shall not permit any of their respective Affiliates or Representatives to) issue any press release or make any public statement regarding this Agreement, or regarding any of the transactions contemplated by this Agreement, without the other’s prior written consent, provided, however, that nothing herein shall be deemed to prohibit the Seller, Atlas or the Buyer from making any public disclosure necessary under applicable Legal Requirements, in which case, each shall consult with the other regarding the contents thereof.

4.2    Confidentiality.

(a)    As used in this Section 4.2(a), the term “Confidential Information” includes any of the following information held or used by or relating to Atlas:

(i)all information that is a trade secret;

(ii)all information concerning product specifications, data, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas,

past, current, and planned research and development, current and planned manufacturing or distribution methods and processes, computer hardware, software, database technologies, systems, structures and architectures; and

(iii)all information concerning the business and affairs of Atlas, including historical and current financial statements, financial projections and budgets, tax returns and accountants’ materials, historical, current, and projected sales, capital spending budgets and plans, business plans, strategic plans, marketing and advertising plans, publications, client and customer and prospect lists and files, current and anticipated customer requirements, price lists, market studies, the names and backgrounds of key personnel and personnel training techniques and materials, however documented.

(b)    The Seller acknowledges the confidential and proprietary nature of the Confidential Information and agrees that the Seller shall, except to the extent required to fulfill his duties in the course of any employment with Atlas, from and after the Closing: (i) keep the Confidential Information confidential and deliver promptly to the Buyer, or immediately destroy at the Buyer’s option, all embodiments and copies of the Confidential Information that are in the Seller’s possession; (ii) not use the Confidential Information for any reason or purpose; and (iii) without limiting the foregoing, not disclose the Confidential Information to any Person, except with the Buyer’s prior written consent.

(c)    Section 4.2(b) does not apply to that part of the Confidential Information that becomes generally available to the public other than as a result of a breach of Section 4.2(c) by the Seller. Confidential Information shall not be deemed “generally available to the public” merely because it is included or incorporated in more general information that is publicly available or because it combines features which individually may be publicly available. Notwithstanding the above, Confidential Information shall not include any information or material that is or becomes general knowledge of Atlas’ industry that is not particular or pertaining to Atlas or its affiliates, vendors or customers.

(d)    If the Seller becomes compelled in any Legal Proceeding to make any disclosure that is prohibited by Section 4.2(b), the Seller shall, to the extent legally permissible and to the extent possible, provide the Buyer and Atlas with prompt notice of such compulsion so that the Buyer and/or Atlas may seek an appropriate protective order or other appropriate remedy or waive compliance with the provisions of this Section 4.2(d). In the absence of a protective order or other remedy, the Seller may disclose that portion (and only that portion) of the Confidential Information that, based upon the opinion of the Seller’s counsel, the Seller is legally compelled to disclose; provided, however, that the Seller shall use reasonable efforts to obtain written assurance that any Person to whom any Confidential Information is so disclosed shall accord confidential treatment to such Confidential Information.

(e)    Nothing in this Section 4.2(e) will diminish the protections and benefits under applicable Legal Requirements to which any trade secret of Atlas is entitled. If any information that Atlas asserts to be a trade secret under applicable Legal Requirements is found by a court of competent jurisdiction not to be such a trade secret, such information will nonetheless be considered Confidential Information of Atlas for purposes of this Section 4.2(e).

4.3    Employees; Continuation of Employment and Employee Benefits.

(a)    After Closing, Atlas shall continue to employ all employees of Atlas (provided that such employees meet the standard employment screening requirements of the Buyer), other than those listed on Schedule 4.3(a), the employment of which Atlas will have terminated immediately prior to Closing.

(b)    The Seller shall be responsible for all costs arising on account of periods ending on or immediately prior to the Closing or arising as a result of the Closing, with respect to the terminated employees listed on Schedule 4.3(a) (including, without limitation, all accrued wages, bonus, vacation and sick leave, retirement benefits, insurance and health benefits (including workers’ compensation benefit payable to any such Persons) and other employment costs, and all federal and state withholding, social security and employment taxes payable in connection therewith).

(c)    After Closing, Buyer may terminate any of the Atlas employees in its sole discretion and Buyer shall be responsible for all costs arising on account of such termination. Buyer anticipates that after the Closing it will terminate dyehouse employees who were employees of Atlas immediately prior to Closing, and Buyer shall offer such employees two (2) months’ severance, contingent upon such employees continuing to work for Buyer until released following the Closing. The Buyer and the Seller agree and acknowledge that the Seller’s Severance Amount shall represent the Seller’s portion of such severance, and that any portion of the Seller’s Severance Amount not paid to such employees within four (4) months of Closing shall be paid by the Buyer to the Seller immediately.

(d)    Buyer shall retain all responsibilities and obligations for continuation of health coverage under state law or under the provisions of Section 4980B of the Code and Section 601 of ERISA for those terminated employees listed on Schedule 4.3(a) who are eligible for such continuation coverage and for all other M&A qualified beneficiaries (as defined in Treas. Reg. section 54.4980(B)-9, Q&A-4).

4.4    Post-Closing Environmental Issues.

(a)    After Closing, Buyer may perform or cause to be performed environmental ground and subsurface water testing on the premises of the dyehouse (the “Dyehouse”). Should the result of any environmental assessment indicate that there is evidence of subsurface contamination in amounts that would be reportable under Environmental Laws, the Seller shall have a reasonable time to conduct its own investigation, and shall have access to the Dyehouse premises in order to conduct additional testing, to confirm the findings of any evidence of sub-surface contamination and to object with respect to the finding to any Governmental Body with jurisdiction. The Seller shall bear the responsibility for all costs and expenses up to $425,000.00 associated with remediation of any Hazardous Materials or environmental conditions not in compliance with Environmental Law necessary to obtain regulatory closure from the Governmental Body with jurisdiction, and the Seller shall directly pay for all such costs and expenses or reimburse the Buyer to the extent paid by the Buyer. The Seller shall be entitled, at its election and at the Seller’s sole cost and expense, to control any defense or cleanup related to the foregoing, and the Buyer shall in no event settle any claims with respect to the foregoing without the Seller’s written consent, which shall not be unreasonably withheld.

(b)    After Closing, the Buyer shall cause to be removed all of the underground storage tanks (the “USTs”) located on the premises of the Dyehouse. The Seller shall bear responsibility for all costs and expenses up to $150,000.00 associated with the proper removal and disposal of the USTs and the clean-up and remediation of all of the affected areas necessary to obtain regulatory closure from the Governmental Body with jurisdiction, and the Seller shall directly pay for such costs and expenses or reimburse the Buyer to the extent paid by the Buyer.

(c)    After Closing, and at any time upon any sale or proposed sale of the Dyehouse, if asbestos on the premises of the Dyehouse is required under applicable Environmental Laws or other applicable Legal Requirements to be removed as a condition of such sale, then, after 30 days’ written notice to the Seller and mutual agreement between the Buyer and the Seller on the reasonably necessary course of action, the

Seller shall directly pay and/or reimburse the Buyer for one-half (1/2) of all costs and expenses reasonably necessary for such removal of asbestos from the Dyehouse and the clean-up and remediation of all affected areas in accordance with applicable Environmental Laws or other applicable Legal Requirements.

4.5    Reimbursement for Outstanding Checks and Lockbox Amounts. The Buyer shall reimburse the Seller (i) promptly after the Closing for any amounts received in the Atlas lockbox account with Wells Fargo National Bank as of 11:59 p.m. on the day before the Closing Date and which have not been transferred to the Atlas operating account prior to the Closing, and (ii) for the face amount of any check listed on Schedule 2.19 promptly upon the Buyer’s receipt of notice that any such check has been cancelled or promptly upon the failure of any such check to have been submitted for cashing or for deposit by the first (1st) anniversary of the Closing Date. The Buyer shall not take any action that shall cause any of the checks listed on Schedule 2.19 not to be paid to the holders thereof.

4.6    Delivery of Audited Financial Statements. Within ten (10) days after the Closing Date, the Seller shall deliver to the Buyer audited balance sheets of Atlas as of December 31, 2013 and December 31, 2012, and the related audited statements of income, shareholders’ equity and cash flows of Atlas for the years then ended.

5.    TAX MATTERS

5.1    Section 338(h)(10) Election. The Seller shall join with the Buyer in making a timely and effective election provided for by Section 338(h)(10) of the Code and Section 1.338(h)(10)-1 of the Treasury Regulations (and any corresponding election under state or local Tax law) with respect to the purchase and sale of the Stock (the “Election”) and the Seller shall deliver an executed IRS Form 8023 with respect to the transaction at Closing. The Buyer, the Seller and Atlas shall cooperate with each other to take all actions necessary and appropriate, including filing such additional forms, returns, elections, schedules and other documents as may be required to effect and preserve timely the Election in accordance with the provisions of Section 338(h)(10) of the Code and Section 1.338(h)(10)-1 of the Treasury Regulations promulgated thereunder or any successor provisions (and the corresponding provisions of any state or local Tax law). Specifically, the Seller, Atlas and the Buyer shall, as soon as reasonably practice and in no event later than five (5) days prior to the date such forms are required to be filed under applicable law, exchange completed and executed copies of IRS Forms 8023 and 8883, and the required schedules thereto. If changes are required in any of these forms as a result of information which is first available after the date on which any such form is completed and executed pursuant to the preceding sentence, the Parties will act in good faith to agree on such changes and, if necessary, will amend and re-execute the forms. The Seller, Atlas and the Buyer shall report the purchase and sale of the Stock consistent with the Election, and neither the Buyer nor the Seller shall take a position inconsistent with the Election in any amended Tax Return, any proceeding before any Tax authority or otherwise, except as required by applicable law.

5.2    Allocation. On or before the Closing or as soon as reasonably practicable thereafter, the Buyer and the Seller shall jointly prepare in good faith an allocation of the “aggregate deemed sales price,” as defined in Treasury Regulation Section 1.338-4, among Atlas’s assets, which allocation shall be made in accordance with Section 338(b)(5) of the Code and any applicable Treasury Regulations and shall reflect the Purchase Price. The Buyer and the Seller and their respective Affiliates shall (i) be bound by any such allocation for purposes of determining any Taxes; (ii) prepare and file their Tax Returns on a basis consistent with such determination of the aggregate deemed sales price and such allocation; and (iii) take no position inconsistent with such determination and allocation on any applicable Tax Return, in any proceeding before any Tax authority or otherwise, except in each case as required by applicable law. In the event that any of the allocations are disputed by any Tax authority, the Party receiving notice of the dispute shall promptly notify the other Party concerning resolution of the dispute.

5.3    Filing Tax Returns; Payment of Taxes. The following provisions (which shall take precedence over any other provision of this Agreement in the event of a conflict) shall govern the allocation of responsibility as among the Buyer, Atlas and the Seller for certain Tax matters following the Closing:

(a)    The Seller shall be responsible for the preparation of all of his Tax Returns and the payment of all Taxes of the Seller and any other Taxes arising from or related to the transactions contemplated by this Agreement (except for Transaction Taxes, as described in Section 5.6 below).

(b)    The Seller shall timely prepare and file or cause to be prepared and filed at the Seller’s expense, after giving the Buyer the opportunity to review and approve, all Tax Returns related to Atlas for all periods ending on or before the Closing Date (a “Pre-Closing Tax Period”) to the extent such Tax return was not filed prior to the Closing Date, and the Seller shall pay or cause to be paid all of the Taxes relating to Atlas due for any Pre-Closing Tax Period.

(c)    The Buyer or Atlas shall timely prepare and file or cause to be prepared and filed all Tax Returns related to Atlas for all periods from and after the Closing Date (a “Post-Closing Tax Period”) and all Straddle Periods (as defined below) required to be filed after the Closing Date and, subject to the Buyer’s rights under Section 6.2, shall pay the Taxes relating to Atlas due for any Post-Closing Tax Period.

(d)    In accordance with the applicable provisions of the Code, a short taxable year of Atlas for federal income tax purposes shall end on and include the Closing Date. The Taxes of Atlas for a portion of the taxable year for federal income tax purposes or a period for state or local tax purposes that begins before and ends after the Closing Date (a “Straddle Period”) shall be allocated between a Pre-Closing Tax Period and a Post-Closing Tax Period. The Taxes for the Pre-Closing Tax Period shall be determined by assuming that the taxable year or period ended on and included the Closing Date, except that exemptions, allowances or deductions that are calculated on an annual basis and annual property Taxes shall be prorated on the basis of the number of days in the annual period elapsed through the Closing Date as compared to the number of days in the annual period elapsing after the Closing Date. The remainder of the Taxes for the Straddle Period shall be allocated to the Post-Closing Tax Period.

5.4    Assistance on Tax Matters. The Buyer and the Seller shall provide each other with such assistance as may reasonably be requested by the others in connection with the preparation of any return or report of Taxes, any audit or other examination by any taxing authority, or any judicial or administrative proceedings relating to liabilities for Taxes. Each Party will bear its own out-of-pocket expenses incurred in providing assistance. The Buyer and the Seller will retain for the full period of any statute of limitations and provide the others with any records or information that may be relevant to such preparation, audit, examination, proceeding or determination.

5.5    Audits.

(a)    If in connection with any examination, investigation, audit or other proceeding in respect of any Tax Return of Atlas for any Pre-Closing Tax Period, any Governmental Body issues to Atlas or the Seller a written notice of deficiency, a notice of reassessment, a proposed adjustment, an assertion of claim or demand concerning the taxable period covered by such return, the Seller shall notify the Buyer of its receipt of such communication from the Governmental Body within fifteen (15) Business Days after receiving such notice of deficiency, reassessment, adjustment or assertion of claim or demand. No failure or delay of the Buyer or the Seller in the performance of the foregoing shall reduce or otherwise affect the obligations or liabilities of the Seller pursuant to this Agreement, except to the extent that such failure or delay materially adversely affects the Seller’s ability to defend against the applicable notice of deficiency, notice of reassessment, proposed adjustment or assertion of claim or demand that the Seller is obligated to pay hereunder.

(b)    The Seller shall control and resolve any examination, investigation, audit, or other proceeding in respect of any Tax Return of Atlas for any Pre-Closing Tax Period at the Seller’s cost and expense; provided, however, (i) the Buyer shall have the nonexclusive right, at its sole cost and expense, to participate in such examination, investigation, audit, or other proceeding; and (ii) if the applicable taxing authority unequivocally offers in writing to settle a matter on terms acceptable to the Seller, the Seller may agree to pay the Buyer and Atlas the amount of Taxes that it would be required to pay if the settlement was accepted (and thereafter be relieved of any liability for Taxes and other costs with respect to the matter settled and any entitlement to any Tax reductions or refunds with respect to such matter), provided that the Buyer or Atlas shall pay such Taxes over to the relevant Governmental Body.

(c)    If there is an adjustment to any Tax Returns of Atlas which creates a deficiency in any Taxes (or the repayment of any Tax refund) for which the Seller is liable under the provisions of this Article 5, including any assessment or adjustment for unclaimed property, whether or not denominated a tax, the Seller shall pay to the Buyer the amount of such deficiency in Taxes incurred by Atlas. If there is an adjustment to any Tax Returns of Atlas which results in a reduction or refund of any Taxes for which the Seller is liable under the provisions of this Article 5, the Buyer shall pay to the Seller the amount of such reduction or refund. All payments required to be made pursuant to this Section 5.5(c) shall be made within ten (10) Business Days of demand thereof or three (3) Business Days prior to the date such Taxes are due or refunded, whichever is later.

5.6    Certain Taxes and Fees. All transfer, documentary, sales, use, stamp, recording, value added, registration and other similar Taxes and all conveyance fees, recording fees and other similar charges (all including penalties, interest and other charges with respect thereto, collectively “Transaction Taxes”) incurred in connection with the consummation of the transactions contemplated by this Agreement shall be paid by the Buyer when due.

6.    SURVIVAL AND INDEMNIFICATION

6.1    Survival. The representations, warranties, covenants and agreements of the Parties contained herein shall survive the Closing. The representations and warranties set forth in this Agreement will terminate on the 18 month anniversary of the Closing Date, provided, however, that the Fundamental Representations shall survive the Closing until the expiration of any statute of limitations period applicable to the underlying subject matter of such representation or warranty.

6.2    Indemnification by the Seller.

(a)    Subject to Sections 6.2(b) and 6.2(c) hereof, from and after the Closing, the Seller agrees to indemnify the Buyer and its Affiliates (including Atlas), their successors and assigns, and any of their respective employees, officers and directors (the “the Buyer Indemnified Parties”), against, and hold the Buyer Indemnified Parties harmless from, any and all Damages suffered by any Buyer Indemnified Party to the extent arising out of (i) any breach of or any inaccuracy in any representation or warranty made by the Seller in Article 2 of this Agreement; (ii) any failure by the Seller to perform the covenants and obligations set forth in this Agreement; (iii) all Taxes of the Seller or of Atlas for any Pre-Closing Tax Periods; and (iv) any Fraud committed by or on behalf of the Seller or Atlas in any way related to the transactions contemplated hereby.

(b)    From and after the Closing, the Seller agrees to indemnify the Buyer Indemnified Parties against and hold the Buyer Indemnified Parties harmless from, any and all Damages suffered by any Buyer Indemnified Party to the extent that any inventory of Atlas set forth on Schedule 6.2(b) is sold after the Closing at a price below its full cost as recorded on the books of Atlas as of the Closing Date less selling expenses (3% terms, plus applicable commissions, for finished goods, and dyeing and finishing costs, plus 3% terms, plus applicable commissions, for greige goods) (each an “Inventory Claim”); provided, however, that the Buyer shall charge any such Inventory Claim (and satisfy the Seller’s indemnification obligation) against the Inventory Holdback (as established by Section 6.2(b)). Anything to the contrary in this Agreement notwithstanding, the Seller shall have no indemnification obligation with respect to Inventory Claims, or otherwise with respect to any inventory of Atlas, in excess of the Inventory Holdback, except in the case of Fraud committed by or on behalf of the Seller or Atlas in any way related to the transactions contemplated hereby.

(c)    From and after the Closing, the Seller agrees to indemnify the Buyer Indemnified Parties against and hold the Buyer Indemnified Parties harmless from, any and all Damages suffered by any Buyer Indemnified Party with respect to any Product Claim in excess of the claims reserve as set forth on the balance sheet of Atlas as of the Closing Date; provided, however, that the Buyer shall charge any Product Claim asserted after the Closing Date (and satisfy the Seller’s indemnification obligation) first against the reserve as set forth on Atlas’ balance sheet as of the Closing Date, and then against the Claims Holdback as established by Section 1.2(d). Anything to the contrary in this Agreement notwithstanding, the Seller shall have no indemnification obligation with respect to Product Claims, in excess of the sum of the balance sheet reserve and the Claims Holdback, except in the case of Fraud committed by or on behalf of the Seller or Atlas in any way related to the transactions contemplated hereby.

6.3    Indemnification by the Buyer. From and after the Closing, the Buyer agrees to indemnify the Seller and his successors (the “the Seller Indemnified Parties”), against, and hold the Buyer Indemnified Parties harmless from, any and all Damages suffered by any Seller Indemnified Party to the extent arising out of (i) any breach of or any inaccuracy in any representation or warranty made by the Buyer in Article 3 of this Agreement; (ii) any failure by the Buyer to perform the covenants and obligations set forth in this Agreement; and (iii) any Fraud committed by or on behalf of the Buyer or the Buyer’s parent entity in any way related to the transactions contemplated hereby.

6.4    Limitation on Liability.

(a)    The Seller shall not have any liability with respect to the payment of any indemnification amounts to which the Buyer Indemnified Parties would be entitled pursuant to this Agreement until such time as the aggregate amount of Damages incurred by the Buyer Indemnified Parties for which the Buyer Indemnified Parties would otherwise be entitled to indemnification pursuant to this Agreement exceeds Fifty Thousand and 00/100 Dollars ($50,000.00) (the “Indemnification Threshold”) and, thereafter, only to the extent of such Damages in excess of the Indemnification Threshold; provided, however, that the Seller’s maximum aggregate indemnification liability, pursuant to this Agreement shall be an amount equal to Five Hundred Thousand and 00/100 Dollars ($500,000.00) (“Indemnification Cap”).

(b)    Notwithstanding anything herein to the contrary, the Indemnification Threshold and Indemnification Cap shall not apply to any indemnification claims arising under Section 6.2(a)(ii), (iii) or (iv), any indemnification claims arising out of or relating to any breach of or any inaccuracy in any Fundamental Representations.

7.    MISCELLANEOUS PROVISIONS

7.1    Further Assurances. Each Party hereto shall execute and cause to be delivered to each other Party hereto such instruments and other documents, and shall take such other actions, as such other Party may reasonably request for the purpose of carrying out or evidencing any of the transactions contemplated by this Agreement.

7.2    Fees and Expenses. Each Party to this Agreement shall bear and pay all fees, costs and expenses (including legal fees and accounting fees) that have been or are incurred by such Party in connection with the transactions contemplated by this Agreement.

7.3    Attorneys’ Fees. If any Legal Proceeding relating to this Agreement is brought against any Party hereto, the prevailing Party shall be entitled to recover reasonable attorneys’ fees, costs and disbursements (in addition to any other relief to which the prevailing Party may be entitled).

7.4    Notices. Any notice or other communication required or permitted to be delivered to any Party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service) to the address set forth beneath the name of such Party below (or to such other address as such Party shall have specified in a written notice given to the other Parties hereto):

if to the Buyer:
TDG Operations, LLC
2208 S. Hamilton Street
Dalton, GA 30721-4974
Attn:     Jon A. Faulkner

with a copy to (which copy shall not constitute notice):
Miller & Martin PLLC
832 Georgia Avenue
Chattanooga, Tennessee 37402
Attn:    John F. Henry
Fax:    (423) 321-1567

if to the Seller:
James Horwich
630 North Maple Drive
Beverly Hills, CA 90210
Fax:    (310) 273-9670

with a copy to (which copy shall not constitute notice):
Greenberg Glusker Fields Claman & Machtinger LLP
1900 Avenue of the Stars, 21st Floor
Los Angeles, California 90067
Attn:    Richard J. Sweet
Fax:    (310) 201-2392

7.5    Counterparts. This Agreement may be executed in several counterparts (including by facsimile or .pdf attached to an email), each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

7.6    Governing Law; Jurisdiction and Venue.

(a)    This Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of California (without giving effect to principles of conflicts of laws).

(b)    Any Legal Proceeding relating to this Agreement shall be brought or otherwise commenced exclusively in any state or federal court located in Los Angeles County, California. The Seller and the Buyer each:

(i)    expressly and irrevocably consents and submits to the jurisdiction of each state and federal court located in Los Angeles County, California, in connection with any Legal Proceeding;

(ii)    agrees that each state and federal court located in Los Angeles County, California shall be deemed to be a convenient forum; and

(iii)    agrees not to assert (by way of motion, as a defense or otherwise), in any such Legal Proceeding commenced in any state or federal court located in Los Angeles County, California, any claim that it is not subject personally to the jurisdiction of such court, that such Legal Proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper or that this Agreement or may not be enforced in or by such court.

7.7    Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the Parties hereto and their permitted successors and assigns (if any). Neither the Seller nor Horwich may assign this Agreement or any rights or obligations hereunder (by operation of law or otherwise) to any Person. The Buyer may freely assign any or all of its rights under this Agreement (including its rights under Article 6), in whole or in part, to any of its affiliates or, collaterally, to any of its or its affiliates lenders (it being understood and agreed that any such assignment shall not release the Buyer or any successor from any of its obligations hereunder).

7.8    Remedies Cumulative; Specific Performance. The rights and remedies of the Parties hereto shall be cumulative (and not alternative). The Parties to this Agreement agree that, in the event of any breach or threatened breach by any Party to this Agreement of any covenant, obligation or other provision set forth in this Agreement for the benefit of any other Party to this Agreement, such other Party shall be entitled (in addition to any other remedy that may be available to it) to (a) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision, and (b) an injunction restraining such breach or threatened breach.

7.9    Waiver; Amendment. No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of each of the Parties hereto.

7.10    Severability. In the event that any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

7.11    Entire Agreement. This Agreement (including all exhibits and schedules) sets forth the entire understanding of the Parties hereto relating to the subject matter hereof and supersedes all prior agreements and understandings among the Parties relating to the subject matter hereof.

7.12    Construction.

(a)    The Parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(b)    As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(c)    Except as otherwise indicated, all references in this Agreement to “Sections” and “Exhibits” are intended to refer to Sections of this Agreement and Exhibits to this Agreement.

(d)    Whenever any statement herein or in any Schedule, Exhibit, certificate or other document delivered to any party pursuant to this Agreement is made “to the Seller’s knowledge” or containing words of similar intent or effect, the knowledge of the Seller will be deemed to mean the knowledge of the Seller, Scott Price, Mark Nestler, Corozon Fabricante and Markos Zarpos. The Seller and such Persons shall be required to make such inquiries with respect to the matters set forth herein as a reasonably prudent person would make under the circumstances.

7.13    Guaranty. Subject to the provisions hereof, Horwich hereby absolutely, unconditionally and irrevocably guarantees to the Buyer Indemnified Parties, as primary obligor and not merely as surety, the due and prompt performance of all covenants, obligations and liabilities of any kind of the Seller under or in respect of this Agreement, whether absolute or contingent, due or to become due, fixed or otherwise, as such covenants, obligations and liabilities may be limited by this Agreement. Subject to the limitations set forth herein, a separate action may be brought against Horwich to enforce this Agreement, whether or not any action is brought against the Seller or whether or not the Seller is joined in any such action. The foregoing guaranty is a continuing a guaranty of payment and not of collection and shall be binding upon Horwich, his heirs and successors.

[Signature Page to Follow]

The Parties hereto have caused this Agreement to be executed and delivered as of the date first set forth above.
THE BUYER:

TDG OPERATIONS, LLC
a Georgia limited liability company

By:     /s/ Jon A. Faulkner
Name: Jon A. Faulkner
Title: President

THE SELLER:

/s/ James Horwich
James Horwich, Trustee under the Horwich Trust
of 1973, dated July 13, 1973

/s/ James Horwich
James Horwich, in his individual capacity